Exhibit 99.1

Rent the Runway, Inc. Announces Second Quarter 2022 Results

Achieved record quarterly revenue: Q2 2022 revenue up 64% year-over-year
Reduced Q2 2022 net loss by $9M YoY; first quarter of positive Adjusted EBITDA since IPO
Significant increase in Gross Margin to 42%, up 3 percentage points

Announces Restructuring Plan to Reduce $25-$27 Million of Annual Operating Costs, Pulling Forward Path to Profitability

New York (September 12, 2022) - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the world’s first and largest shared designer closet platform, today reported financial results for the fiscal quarter ended July 31, 2022.

“We achieved two significant milestones in Q2, with both record quarterly revenue and positive Adjusted EBITDA, ahead of the timeline we had outlined, and despite an uncertain environment,” said Jennifer Hyman, CEO and Co-Founder of Rent the Runway. “The restructuring plan we announced today underscores our commitment to building RTR into a business that is highly profitable, has strong margins, and is self-funding. These actions are intended to accelerate our path to profitability, while allowing us to continue to deliver more value to our customers and drive strong revenue growth."

CFO Scarlett O’Sullivan stated, “We believe the $25M-$27M in anticipated annualized fixed cost savings we've announced help ensure RTR can navigate potentially rougher macro conditions, while also allowing us to significantly improve our medium-term profitability. As a result, we are raising our annual Adjusted EBITDA margin outlook and accelerating our timeline to self-fund. Over the medium-term, we believe we can generate 15% profitability on Adjusted EBITDA after product depreciation.”

Second Quarter 2022 Key Metrics and Financial Highlights
•Revenue was $76.5 million, a 64% increase year-over-year from $46.7 million in the second quarter of fiscal year 2021.
•124,131 ending Active Subscribers, representing an increase of 27% year-over-year from 97,614 at the end of the second quarter of fiscal year 2021.
•173,321 ending Total Subscribers, representing an increase of 37% year-over-year from 126,841 at the end of the second quarter of fiscal year 2021.
•Gross Profit was $32.4 million, representing an increase of 78% from $18.2 million in the second quarter of 2021. Gross Margin was 42.4%, as compared to 39.0% in the second quarter of fiscal year 2021.
•Net Loss was $(33.9) million, as compared to $(42.4) million in the second quarter of fiscal year 2021. Net Loss as a percentage of revenue was (44.3)%, as compared to (90.8)% in the second quarter of fiscal year 2021.

•Adjusted EBITDA was $1.8 million, as compared to $(1.9) million in the second quarter of fiscal year 2021. Adjusted EBITDA margin was 2.4%, as compared to (4.1)% in the second quarter of fiscal year 2021.

Restructuring Plan
On September 12, 2022, the Company announced a restructuring plan to reduce costs, streamline its organizational structure and drive operational efficiencies. The plan primarily includes total workforce reductions of approximately 24% of corporate employees (primarily a reduction in force, with some open role closures/reduced backfills), reorganizing certain functions and reallocating resources to continue to focus on customer experience and growth initiatives.
The Company estimates that it will incur total cash charges for employee severance and related costs of approximately $2.5 million and certain immaterial non-cash charges associated with stock-based compensation, both of which are expected to be primarily recognized in the third quarter of fiscal 2022. The Company expects this restructuring plan to be substantially completed by the end of the fourth quarter of 2022. The charges that the Company expects to incur are subject to a number of assumptions, and actual expenses may differ from the estimates disclosed above.
The restructuring plan is expected to generate annual operating expense savings of $25 to $27 million (relative to the second quarter of fiscal 2022 run rate) in fiscal 2023.

Outlook

For the third quarter of fiscal year 2022, Rent the Runway expects:
•Revenue in the range of $72.0 million to $74.0 million
•Adjusted EBITDA margin of 1.0% to 3.0%

For fiscal year 2022, Rent the Runway expects:
•Revenue in the range of $285 million to $290 million
•Adjusted EBITDA margin of (2)% to 0%

Please see our second quarter 2022 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.

Earnings Presentation, Conference Call and Webcast

The second quarter 2022 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its second quarter 2022 financial results and provide a business update today at 5:00 pm EDT.
The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).
A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13732201.
About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud, the world’s first and largest shared designer closet. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from over 800 designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear, ski wear, home goods and kidswear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our future results of operations, financial position, and revenue, future product launches, business objectives, anticipated impacts of and the anticipated charges and cost savings associated with our restructuring plan, and subscriber trends. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; risks related to the COVID-19 pandemic; the highly competitive and rapidly changing nature of the global fashion industry; our ability to cost-effectively grow our customer base; any failure to retain customers; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; changes in consumer discretionary spending; risks arising from the restructuring of our operations; risks related to shipping, logistics and our supply chain; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; failure to adequately maintain and protect our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand partners; reliance on third parties for elements of the payment processing infrastructure underlying our business; dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks associated with our need for additional capital and indebtedness, including that financing or refinancing may not be available on acceptable terms at all; and risks related to our Class A capital stock and ownership structure. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our Annual Report on Form 10-K for the year ended January 31, 2022, as will be updated in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2022. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers.

Gross Profit is defined as total revenue less fulfillment expense, revenue share and rental product depreciation. We depreciate owned apparel assets over three years and owned accessory assets over two years net of 20% and 30% salvage values, respectively, and recognize the depreciation and remaining cost of items when sold or retired on our statement of operations. Rental product depreciation expense is time-based and reflects all items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin and Adjusted EBITDA after product depreciation margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin and Adjusted EBITDA after product depreciation margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. Adjusted EBITDA after product depreciation margin is used by management to assess our operating performance and the operating leverage of our business after all product costs. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, certain non-recurring, one-time costs (see below footnotes to reconciliation table), income taxes, other income and expense, gain / loss on warrant liability revaluation, net, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA after product depreciation margin is defined as Adjusted EBITDA less product depreciation, calculated as a percentage of revenue.

The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance and our Adjusted EBITDA after product depreciation margin target to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense and non-recurring expenses which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
Investor Contact
Janine Stichter
investors@renttherunway.com

Media Contact
Alison Rappaport
press@renttherunway.com

Rent the Runway, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	July 31,	January 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$192.3	$247.6
Restricted cash, current	4.6	5.4
Prepaid expenses and other current assets	10.8	11.7
Total current assets	207.7	264.7
Restricted cash	5.8	6.6
Rental product, net	76.9	76.3
Fixed assets, net	52.3	57.2
Intangible assets, net	6.0	6.4
Operating lease right-of-use assets	28.3	31.5
Other assets	4.9	4.8
Total assets	$381.9	$447.5
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$17.6	$15.9
Accrued expenses and other current liabilities	23.3	30.0
Deferred revenue	11.8	10.4
Customer credit liabilities	6.8	6.9
Operating lease liabilities	4.8	5.6
Total current liabilities	64.3	68.8
Long-term debt, net	269.8	260.8
Operating lease liabilities	40.4	46.4
Other liabilities	0.3	0.4
Total liabilities	374.8	376.4

Redeemable preferred stock	—	—
Stockholders’ equity (deficit)
Class A common stock	0.1	0.1
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	884.6	872.2
Accumulated deficit	(877.6)	(801.2)
Total stockholders’ equity (deficit)	7.1	71.1
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$381.9	$447.5

Rent the Runway, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Revenue:
Subscription and Reserve rental revenue	$70.0	$42.9	$131.4	$72.7
Other revenue	6.5	3.8	12.2	7.5
Total revenue, net	76.5	46.7	143.6	80.2
Costs and expenses:
Fulfillment	23.4	13.5	46.3	22.3
Technology	14.9	10.5	28.5	20.2
Marketing	9.0	4.8	17.7	7.4
General and administrative	29.6	21.6	58.8	40.6
Rental product depreciation and revenue share	20.7	15.0	42.4	31.6
Other depreciation and amortization	4.5	4.8	8.7	9.9
Total costs and expenses	102.1	70.2	202.4	132.0
Operating loss	(25.6)	(23.5)	(58.8)	(51.8)
Interest income / (expense), net	(9.6)	(14.9)	(18.9)	(29.4)
Gain / (loss) on warrant liability revaluation, net	—	(8.0)	—	(7.5)
Other income / (expense), net	1.3	3.9	1.3	3.9
Net loss before income tax benefit / (expense)	(33.9)	(42.5)	(76.4)	(84.8)
Income tax benefit / (expense)	—	0.1	—	0.1
Net loss	$(33.9)	$(42.4)	$(76.4)	$(84.7)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(3.75)	$(1.20)	$(7.44)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	64,074,681	11,300,395	63,758,256	11,375,889

Rent the Runway, Inc.
Condensed Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Six Months Ended July 31,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(76.4)	$(84.7)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	24.1	21.3
Write-off of rental product sold	3.0	2.6
Other depreciation and amortization	8.7	9.9
(Gain) / loss from write-off of fixed assets	1.9	—
Proceeds from rental product sold	(8.8)	(5.6)
(Gain) / loss from liquidation of rental product	(0.2)	(0.7)
Accrual of paid-in-kind interest	7.0	23.2
Amortization of debt discount	2.0	3.9
Share-based compensation expense	12.4	4.3
Remeasurement of warrant liability	—	7.5
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	0.9	(0.5)
Operating lease right-of-use assets	3.2	1.7
Other assets	(0.1)	(3.0)
Accounts payable, accrued expenses and other current liabilities	(5.3)	7.1
Deferred revenue and customer credit liabilities	1.3	3.4
Operating lease liabilities	(6.8)	(3.5)
Other liabilities	0.1	0.4
Net cash (used in) provided by operating activities	(33.0)	(12.7)
INVESTING ACTIVITIES
Purchases of rental product	(27.6)	(8.5)
Proceeds from liquidation of rental product	2.6	3.4
Proceeds from sale of rental product	8.8	5.6
Purchases of fixed and intangible assets	(4.6)	(3.9)
Net cash (used in) provided by investing activities	(20.8)	(3.4)
FINANCING ACTIVITIES
Proceeds from issuance of redeemable preferred stock	—	21.2
Proceeds from exercise of stock options under stock incentive plan	—	1.9
Principal repayments on long-term debt	—	(0.6)
Other financing payments	(3.1)	(0.1)
Net cash (used in) provided by financing activities	(3.1)	22.4
Net (decrease) increase in cash and cash equivalents and restricted cash	(56.9)	6.3
Cash and cash equivalents and restricted cash at beginning of period	259.6	109.2
Cash and cash equivalents and restricted cash at end of period	$202.7	$115.5

Rent the Runway, Inc.
Condensed Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Six Months Ended July 31,
	2022	2021
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$192.3	$104.0
Restricted cash, current	4.6	1.8
Restricted cash, noncurrent	5.8	9.7
Total cash and cash equivalents and restricted cash	$202.7	$115.5

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Fixed operating leases payments (reimbursements), net	$7.3	$8.3
Fixed assets and intangibles received in the prior period	0.8	0.5
Rental product received in the prior period	6.5	3.6
Non-cash financing and investing activities:
Financing leases right-of-use asset amortization	$0.2	$0.2
ROU assets obtained in exchange for lease liabilities	0.4	0.3
Purchases of fixed assets and intangibles not yet settled	1.5	0.5
Purchases of rental product not yet settled	8.9	1.7

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)
(unaudited)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
	(in millions)		(in millions)
Net loss	$(33.9)	$(42.4)	$(76.4)	$(84.7)
Interest (income) / expense, net (1)	9.6	14.9	18.9	29.4
Rental product depreciation	13.5	11.2	27.1	23.9
Other depreciation and amortization (2)	4.5	4.8	8.7	9.9
Share-based compensation (3)	6.9	2.4	12.4	4.3
Write-off of liquidated assets (4)	1.8	1.4	2.4	2.8
Non-recurring adjustments (5)	0.7	1.8	1.0	2.8
Income tax (benefit) / expense	—	(0.1)	—	(0.1)
(Gain) / loss on warrant liability revaluation, net (6)	—	8.0	—	7.5
Other (income) / expense, net (7)	(1.3)	(3.9)	(1.3)	(3.9)
Other (gains) / losses (8)	—	—	0.2	—
Adjusted EBITDA	$1.8	$(1.9)	$(7.0)	$(8.1)
Adjusted EBITDA Margin (9)	2.4%	(4.1)%	(4.9)%	(10.1)%

(1)Includes debt discount amortization of $1.0 million in the three months ended July 31, 2022, $1.7 million in the three months ended July 31, 2021, $2.0 million in the six months ended July 31, 2022 and $3.9 million in the six months ended July 31, 2021.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three months ended July 31, 2022 includes $0.7 million of costs related to public company SOX readiness and the three months ended July 31, 2021 includes $1.8 million of costs primarily associated with public readiness preparation. Non-recurring adjustments for the six months ended July 31, 2022 includes $1.0 million of public company SOX readiness and for the six months ended July 31, 2021 includes $2.7 million of costs primarily associated with public readiness preparation.
(6)Reflects the expense associated with revaluing prior liability classified lender warrants to the respective fair value at period end. As of July 31, 2022, all outstanding warrants are equity classified and therefore do not require remeasurement going forward.
(7)Primarily includes $1.3 million of monetized tax credits for the three and six months ended July 31, 2022 and $4.0 million of insurance claim proceeds for the three and six months ended July 31, 2021.
(8)Includes gains / losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets (see “Note 4 - Leases – Lessee Accounting” in the Notes to the Condensed Consolidated Financial Statements).
(9)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.